EXHIBIT 7

SELECTED RATIOS’ CALCULATION

EXHIBIT 7. SELECTED RATIOS’ CALCULATION	INDEX	Dic-2005	Dic-2006	Dic-2007	Dic-2008	Dic-2009
		(In COP million )
Net interest income	(1)	2,049,810	1,767,503	2,808,318	3,560,402	3,802,282
Total Interest Earning Assets	(2)	25,244,735	28,532,355	36,994,871	46,222,460	52,686,295
Total Average Assets	(3)	28,711,558	32,437,287	43,194,923	55,121,514	62,629,596
Total Average Stockholders’ Equity	(4)	3,006,580	3,392,142	4,160,130	5,450,543	6,416,312
Operating Expenses	(5)	1,654,805	1,871,000	2,271,418	2,639,997	2,895,145
Net Income	(6)	946,881	749,529	1,086,923	1,290,643	1,256,850
Total Assets	(7)	30,803,517	34,488,696	52,151,649	61,783,079	61,864,365
Net Operating, Income	(8)	3,012,087	2,906,597	4,318,447	5,524,486	5,689,231
Total Stockholders' Equity	(9)	3,377,290	3,646,612	5,199,270	6,116,845	7,032,829
Loans	(10)	18,626,252	24,645,574	37,702,624	40,373,850	42,041,974
Non-Performing Loans	(11)	275,864	334,488	666,368	950,629	1,027,712
Allowance for Loans and Accrued Interest Losses	(12)	714,537	845,827	1,490,454	2,134,360	2,477,604
Loans Classified as “C”, “D” y “E”	(13)	629,040	626,255	1,170,099	1,775,642	2,149,685
Technical Capital	(14)	2,563,303	3,414,312	5,908,317	6,245,624	7,286,296
Risk Weighted Assets included Market Risk	(15)	23,457,768	30,885,195	46,628,036	55,542,485	55,084,655

SELECTED RATIOS:
Colombian GAAP:
Profitability Ratios:
Net Interest Margin	(1) / (2)	8.12%	6.19%	7.60%	7.70%	7.22%
Return on Average Total Assets	(6) / (3)	3.30%	2.31%	2.52%	2.34%	2.01%
Return on Average Stockholders’ Equity	(6) / (4)	31.49%	22.10%	26.13%	23.68%	19.59%

Efficiency Ratio:
Operating Expenses as a Percentage of Interest, Fees Services and Other Operating Income	(5) / (8)	54.94%	64.37%	52.60%	47.79%	50.89%

Capital Ratios:
Period-end Stockholders’ Equity as a Percentage of Period-end Total Assets	(9) / (7)	10.96%	10.57%	9.97%	9.90%	11.37%
Period-end Regulatory Capital as a Percentage of Period-end Risk-Weighted Assets	(14) / (15)	10.93%	11.05%	12.67%	11.24%	13.23%

Credit Quality Data:
Non-Performing Loans as a Percentage of Total Loans	(11) / (10)	1.48%	1.36%	1.77%	2.35%	2.44%
"C", "D" and "E" Loans as a Percentage of Total Loans	(13) / (10)	3.38%	2.54%	3.10%	4.40%	5.11%
Allowance for Loan and Accrued Interest Losses as a Percentage of Non-Performing Loans	(12) / (11)	259.02%	252.87%	223.67%	224.53%	241.08%
Allowance for Loan and Accrued Interest Losses as a Percentage of "C", "D" and "E" Loans	(12) / (13)	113.59%	135.06%	127.38%	120.21%	115.25%
Allowance for Loan and Accrued Interest Losses as a Percentage of Total Loans	(12) / (10)	3.84%	3.43%	3.95%	5.29%	5.89%